April 6, 2001



Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549
Re:  SEC File No. 70-9697

Ladies and Gentlemen:

I am Assistant General Counsel of Northeast Utilities Service Company ("NUSCO"), a service company affiliate of Northeast Utilities ("NU").
I have acted as counsel for The Connecticut Light and Power Company ("CL&P"), Western Massachusetts Electric Company ("WMECO"), and Public Service Company of New Hampshire ("PSNH" and, together with CL&P and WMECO, each a "Utility" and collectively the "Utilities"), subsidiaries of NU who are parties to the Application/Declaration, as amended, on Form U-1 in File No. 70-9697 (the "Application") in connection with the Utilities' filing on June 15, 2000 with the Securities and Exchange Commission (the "Commission") under the Public Utility Holding Company Act of 1935, as amended (the "Act"). In the Application, the Utilities sought the approval of the Commission for the following proposed transactions that were described therein: (a) the formation of several new subsidiaries, which are expected to be limited liability companies (each a special purpose entity, or "SPE"); (b) the acquisition by each Utility of the equity interests in one or more SPEs;
(c) the issuance by the SPEs of RRBs or other related debt instruments and the sale of such RRBs or other instruments either to investors or to a special purpose trust created by one or more agencies of the relevant state; and (d) the entry by each of the Utilities into servicing agreements and administration agreements with the SPEs. Capitalized terms used herein and not otherwise defined are used as defined in the Application.

On or before March 30, 2001, certain of the transactions, as proposed in the Application and authorized by order of the Commission in HCAR No. 27319 (December 26, 2000) (the "Order"), were carried out (the "Consummated Transactions"). Specifically, (a) CL&P formed CL&P Funding LLC, which is a new special purpose entity, limited liability company subsidiary; (b) CL&P acquired the equity interest in CL&P Funding LLC; (c) in a transaction using the Two Securities Format, CL&P Funding LLC issued SPE Debt Securities and sold such SPE Debt Securities to a special purpose trust created by the State of Connecticut, acting through the Office of the State Treasurer; and (d) CL&P entered into a servicing agreement and an administration agreement with CL&P Funding LLC.

In connection with this opinion, I have examined or caused to be examined by counsel associated with or engaged by me, including counsel who are employed by NUSCO, the Application and the exhibits thereto, originals or copies certified to my satisfaction of such corporate records of CL&P, certificates of public officials and of officers of CL&P, and agreements, instruments and other documents, as I have deemed necessary as a basis for the opinions expressed below. In my examination of such agreements, instruments and documents, I have assumed the genuineness of all signatures, the authenticity of all agreements, instruments and documents submitted to me as originals, and the conformity to original agreements, instruments and documents of all agreements, instruments and documents submitted to me as certified, conformed or photostatic copies and the authenticity of the originals of such copies.

The opinions set forth herein are limited to the laws of the State of Connecticut and the federal laws of the United States. I am a member of the bar of the State of New York. I am not a member of the bar of the State of Connecticut, and do not hold myself out as an expert in the laws of Connecticut. In expressing opinions about matters governed by the laws of the State of Connecticut, I have consulted with counsel engaged by me and with counsel who are employed by NUSCO and are members of the bar of such State.

I have assumed that the Consummated Transactions were carried out in conformity with the Securities Act of 1933 and the Securities Exchange
Act of 1934, each as amended, and the requisite authorizations, approvals, consents or exemptions under the securities laws of the various States and other jurisdictions of the United States.

Based upon and subject to the foregoing, I am of the opinion that:

All State laws applicable to the Consummated Transactions were complied with; CL&P Funding LLC was validly organized and duly existing;

The SPE Debt Securities issued by CL&P Funding LLC as contemplated in the Application and authorized by the Order were valid and binding obligations of CL&P Funding LLC in accordance with their terms;

CL&P Funding LLC legally acquired the RRB Property from CL&P;

CL&P legally acquired the equity interests in CL&P Funding LLC; and

The consummation of the Consummated Transactions did not violate the legal rights of the holders of any of the securities issued by

CL&P or any associate company thereof.

I hereby consent to the filing of this opinion as an exhibit to the certificate filed pursuant to Rule 24 under the Act and in any proceedings before the Commission that may be held in connection therewith.


                                  Very truly yours,


                                  ________________
                                  Jeffrey C. Miller
                                  Assistant General Counsel